Exhibit 10.1
$150,000,000
CREDIT AGREEMENT
among
AMERICAN REAL ESTATE PARTNERS, L.P.
and
AMERICAN REAL ESTATE FINANCE CORP.
as the Borrowers,
Certain Subsidiaries of the Borrowers
From Time To Time Party Hereto,
as Guarantors,
The Several Lenders
from Time to Time Parties Hereto,
and
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent
Dated as of August 21, 2006
BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

4.2. No Change	38
4.3. Corporate Existence; Compliance with Law	38
4.4. Power; Authorization; Enforceable Obligations	39
4.5. No Legal Bar	39
4.6. Litigation	39
4.7. No Default	39
4.8. Intellectual Property	39
4.9. Taxes	40
4.10 Federal Regulations	40
4.11. Labor Matters	40
4.12. ERISA	40
4.13. Investment Company Act; Other Regulations	40
4.14. Subsidiaries	41
4.15. Use of Proceeds	41
4.16. Environmental Matters	41
4.17. Accuracy of Information, etc.	42
4.18. Solvency	42

SECTION 5. CONDITIONS PRECEDENT	42

5.1. Conditions to Initial Extension of Credit	42
5.2. Conditions to Each Extension of Credit	44

SECTION 6. AFFIRMATIVE COVENANTS	44

6.1. Financial Statements	44
6.2. Certificates; Other Information	45
6.3. Payment of Obligations	46
6.4. Maintenance of Existence; Compliance	46
6.5. Maintenance of Property; Insurance	47
6.6. Inspection of Property; Books and Records; Discussions	47
6.7. Notices	48
6.8. Environmental Laws	49
6.9. Additional Collateral, etc.	49
6.10. Further Assurances	51

SECTION 7. NEGATIVE COVENANTS	51

7.1. Financial Condition Covenant	51
7.2. Liens	52
7.3. Changes in Fiscal Periods	52
7.4. Negative Pledge Clauses	53
7.5. Disposition of Pronerty	53

SECTION 8. EVENTS OF DEFAULT	53

SECTION 9. THE AGENTS	58

9.1. Appointment	58
9.2. Delegation of Duties	58
9.3. Exculpatory Provisions	58
9.4. Reliance by Agents	59
9.5. Notice of Default	59
9.6. Non-Reliance on Agents and Other Lenders	59
9.7. Indemnification	60
9.8. Agent in Its Individual Capacity	60
9.9. Successor Administrative Agent	60
9.10. Agents Generally	61
9.11. The Lead Arranger	61

SECTION 10. GUARANTEE	61

10.1. Guarantee	61
10.2. Rights of Reimbursement, Contribution and Subrogation	62
10.3. Amendments, etc., With Respect to the Borrower Obligations	63
10.4. Guarantee Absolute and Unconditional	64
10.5. Reinstatement	65
10.6. Payments	65

SECTION 11. MISCELLANEOUS	65

11.1. Amendments and Waivers	65
11.2. Notices	66
11.3. No Waiver; Cumulative Remedies	68
11.4. Survival of Representations and Warranties	68
11.5. Payment of Expenses and Taxes	68
11.6. Successors and Assigns; Participations and Assignments	70
11.7. Adjustments; Set-off	73
11.8. Counterparts	74
11.9. Severability	74
11.10. Integration	74
11.11. GOVERNING LAW	74
11.12. Submission To Jurisdiction; Waivers	74
11.13. Acknowledgments	75
11.14. Releases of Guarantees and Liens	75
11.15. Confidentiality	76
11.16. WAIVERS OF JURY TRIAL	76
11.17. Additional Guarantors	76
11.18. No Personal Liability of Directors, Officers, Employees and Stockholders	76

ANNEX:

A	Pricing Grid

SCHEDULES:

4.1	Dispositions
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15	Subsidiaries
6.9	AREH Subsidiary Guarantors
7.2	Existing Liens

EXHIBITS:

A	Form of Assignment and Assumption
B	Lenders; Commitments
C	Form of Compliance Certificate
D	Form of Deposit Control Agreement
E	Form of Pledge and Security Agreement
F	Form of Exemption Certificate
G	Form of Closing Certificate
H	Forms of Legal Opinions
I	Form of Borrowing Certificate
J	Form of Note
K	Form of Guarantor Addendum

          This CREDIT AGREEMENT, dated as of August 21, 2006, is entered into among AMERICAN REAL ESTATE PARTNERS, L.P., a Delaware limited partnership, as borrower (“AREP” or “Borrower”), and AMERICAN REAL ESTATE FINANCE CORP., a Delaware corporation, as borrower (“AREP Finance” or “Borrower”, and together with AREP, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party to this Agreement (the “Guarantors”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent for the Lenders and the other Agents (in such capacity, the “Administrative Agent”).
          The parties hereto agree as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “2004 Indenture”: means the Indenture dated May 12, 2004 entered into by the Borrowers and AREH in connection with the issuance of 8 1/8% senior notes by the Borrowers.
          “2005 Indenture”: means the Indenture dated February 7, 2005 entered into by the Borrowers and AREH in connection with the issuance of 7 1/8% senior notes by the Borrowers.
          “Administrative Agent”: as defined in the preamble to this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 9 only, the Issuing Lender.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Extensions of Credit then outstanding.
          "Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          “Agreement”: this Credit Agreement.
          “Applicable Margin”: as determined pursuant to the Pricing Grid.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
          “Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “AREH”: American Real Estate Holdings Limited Partnership, a Delaware limited partnership and subsidiary of AREP.
          “AREH Subsidiary Guarantors”: each of AREP Home Fashion Holdings LLC, American Casino & Entertainment LLC, AREP New Jersey Land Holdings LLC, AREP Oil & Gas Holdings, LLC and AREP Real Estate Holdings, LLC, and such other Subsidiaries of AREH designated by the Borrowers in accordance with Section 6.9 and listed on Schedule 6.9, as amended from time to time.
          “AREP”: as defined in the preamble to this Agreement.
          “AREP Finance”: as defined in the preamble to this Agreement.
          “Assignee”: as defined in Section 11.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A
          “Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

          “Benefited Lender”: as defined in Section 11.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: each of AREP and AREP Finance.
          “Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrowers (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or the other Loan Documents or, any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by either Borrower pursuant to the terms of any of the foregoing agreements).
          “Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of a Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Lender or any Affiliate of any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by such Borrower pursuant to the terms of any Specified Hedge Agreement).
          “Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, but only to the extent that, and only so long as such obligations are secured by the Collateral Documents, and (iii) all other obligations and liabilities of the Borrowers, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by either Borrower pursuant to the terms of this Agreement).
          “Borrowers”: as defined in the preamble to this Agreement.

          “Borrowing Date”: any Business Day specified by a Borrower as the date on which the Borrowers request the Lenders to make Loans hereunder.
          “Business”: as defined in Section 4.16(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or member’s or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing (i) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock and (ii) Financing Participations.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-l by Standard & Poor’s Ratings Services (“S&P”) or P-l by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by

Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Change in Law”: means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, (b) any change in any law, or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guidelines or directive (whether or not having the force of law) by any Governmental Authority.
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is August 21, 2006.
          “CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all Property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be created by any Collateral Document.
          “Collateral Agent”: Bear Stearns Corporate Lending Inc., in its capacity as collateral agent for each of the Secured Parties (as defined in the Pledge and Security Agreement).
          "Collateral Documents”: the collective reference to the Pledge and Security Agreement, the Deposit Control Agreement and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Person to secure the obligations and liabilities of any Group Member under any Loan Document.
          “Collateral Value”: as of any date of determination, an amount equal to (i) the sum of the Tangible Net Worth of each of the AREH Subsidiary Guarantors as adjusted for any Material Contribution, Material Distribution, Defaulted Subsidiary or Material Write-off from the date of the most recent fiscal year end or quarter end financial statement delivered in accordance with Section 6.1 prior to the date of determination, less (ii) the sum of the value of Property owned directly by such AREH Subsidiary Guarantor (as determined in calculating Tangible Net Worth for such AREH Subsidiary Guarantor) in which the Collateral Agent does not maintain a perfected security interest or which is subject to any Lien to the extent of the obligation secured thereby other than Liens permitted hereunder. For the purposes of calculating Collateral Value:

     (i) at any time from the date of the most recent fiscal year end or quarter end financial statement required to be delivered in accordance with Section 6.1 to the date of determination (each, a “Reference Period”), if any AREH Subsidiary Guarantor or any of their respective Subsidiaries shall have:
     (a) made any Material Distribution during a Reference Period, the Collateral Value shall be:
     (1) if book value of such Property is positive, reduced by an amount equal to the book value attributable to the Property that is the subject of such Material Distribution during such Reference Period less any associated liability or debt that is assumed in connection therewith by the applicable transferee; or
     (2) if book value of such Property is negative, increased by an amount equal to the book value attributable to the Property that is the subject of such Material Distribution during such Reference Period plus any associated liability or debt that is assumed in connection therewith by the applicable transferee;
in each case, as book value is determined as of the date of the most recent fiscal year end or quarter end financial statements prior to the date of such determination that is required to be delivered in accordance with Section 6.1, or
     (b) received any Material Contribution, Collateral Value shall be calculated by including the book value (as estimated by the applicable AREH Subsidiary Guarantor or AREP in good faith on a commercially reasonably basis) of the property received thereby (with book value determined as of the date of the receipt of such property less any associated liability or debt assumed by such AREH Subsidiary Guarantor), or
     (c) made any Material Write-off during the Reference Period, the Collateral Value shall be:
     (1) if book value of such Property is positive, reduced by an amount equal to the book value attributable to the Property that is the subject of such Material Write-Off during such Reference Period, or
     (2) if book value of such Property is negative, increased by an amount equal to the book value attributable to the Property that is the subject of such Material Write-Off during such Reference Period;
in each case, as book value is determined as of the date of the most recent fiscal year end or quarter end financial statements prior to the date of such determination that is required to be delivered in accordance with Section 6.1.

     (ii) in the event that any Subsidiary of an AREH Subsidiary Guarantor shall have defaulted with respect to any Indebtedness the outstanding principal amount of which is equal to or in excess of $10,000,000, in the aggregate, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (each, a “Defaulted Subsidiary”) then the Tangible Net Worth of such Defaulted Subsidiary shall not be included in determining Collateral Value at any time that such default is continuing.
     As used in this definition, “Material Contribution” means any contribution of property or series of related contributions of properties by the Borrowers or AREH or any of their Subsidiaries (other than an AREH Subsidiary Guarantor or Subsidiary of an AREH Subsidiary Guarantor) in excess of $1,000,000; “Material Distribution” means any distribution of property or series of related distributions of properties by an AREH Subsidiary Guarantor to the Borrowers, AREH or any of their Subsidiaries (other than an AREH Subsidiary Guarantor or Subsidiary of an AREH Subsidiary Guarantor) with a value in excess of $1,000,000; and “Material Write-off ”means an impairment loss that results in the write-off of an asset which had been included in the calculation of Tangible Net Worth, provided that the write-off exceeds $1,000,000.
          “Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and to participate in each Letter of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on Exhibit B for such Lender or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including to reflect any increase for an Incremental Commitment pursuant to Section 2.4. The original amount of the Total Commitment is $150,000,000.
          “Commitment Fee Rate”: as determined pursuant to the Pricing Grid.
          “Commitment Period”: the period commencing from and including the Closing Date and ending on the Termination Date.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes either Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative

Agent and (so long as no Default or Event of Default has occurred and is continuing) the Borrowers (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.9, 3.10, 3.11 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated July 2006 and furnished to the Lenders.
          “Continuing Directors”: the directors of AREP’s general partner on the Closing Date, and each other director, that was nominated for election or elected to such Board of Directors with the approval of any Related Party or with the approval of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
          “Contractual Obligation”: as applied to any Person, any provision of any security issued by such Person or of any indenture (including, without limitation, the Existing Indentures), mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.
          “Controlling Entity”: (1) for so long as AREP is a partnership, any general partner of AREP, (2) if AREP is a limited liability company, any manager or managing member of AREP and (3) if AREP is a corporation, AREP.
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Deposit Control Agreement”: the Deposit Control Agreement to be executed and delivered by each AREH Subsidiary Guarantor, substantially in the form of Exhibit D.
          “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the Interest Periods of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Existing Indentures”: means the 2004 Indenture and the 2005 Indenture.
          “Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Percentage of the L/C Obligations then outstanding.

          “Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith, unless otherwise provided herein, by the board of directors of AREP Finance or the board of directors of the general partner of AREP.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
          “Financing Participations”: a participation in the revenues generated by specified equipment or a specified amenity that was financed, in whole or in part, by the person receiving the participation.
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Gaming Laws”: all applicable federal, state and local laws, rules and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over the ownership or operation of gaming facilities, including, without limitation, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder and the Casino Control Act, as codified in Chapter 5:12-1 et seq. of the New Jersey Statutes Annotated, as amended from time to time, and the regulations of the New Jersey Gaming Commission promulgated thereunder.

          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrowers and the Guarantors.
          “Group Multiemployer Plan”: a Group Plan that is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.
          “Group Plan”: at a particular time, any “employee benefit plan” as defined in Section 3(3) of ERISA that is covered by Title IV of ERISA which is or was maintained, sponsored or contributed to by a Borrower or a Group Member.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
          “Guarantors”: the collective reference to AREH and the AREH Subsidiary Guarantors.
          “Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members shall be a Hedge Agreement.
          “Incremental Commitment”: a new or additional Commitment permitted by Section 2.4.
          “Incremental Commitment Agreement”: an agreement delivered by an Incremental Lender, in form and substance reasonably satisfactory to the Administrative Agent and accepted by it and the Borrowers, by which an Incremental Lender approved by the Administrative Agent pursuant to Section 2.4(b) confirms its Incremental Commitment.
          “Incremental Lender”: a Lender, Approved Fund or other Person that delivers an Incremental Commitment.
          “Incremental Loan”: the Loans made by one or more Incremental Lender following an increase in the Commitment pursuant to Section 2.4.
          “Indebtedness”: of any Person at any date, without duplication,
          (a) all indebtedness of such Person for borrowed money;
          (b) all obligations of such Person for the deferred purchase price of property or services (other than accrued expenses and current trade payables incurred in the ordinary course of such Person’s business);
          (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
          (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
          (e) all Capital Lease Obligations of such Person;
          (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements;
          (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person;
          (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;
          (i) all obligations of the kind secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property

(including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that obligations secured by Liens for taxes, assessments or governmental charges or statutory liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business or in the improvement or repair of any property not yet due or which are being contested in good faith by appropriate proceedings shall not be “Indebtedness”; and
          (j) all obligations of such Person in respect of Hedge Agreements.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, the date on which such Loan is converted to a Eurodollar Loan and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
               (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date;
               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
               (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Issuing Lender”: HSBC BANK USA N.A.
          “L/C Commitment”: $50,000,000.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.9.
          “L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.
          “Lead Arranger”: as defined in the recitals to this Agreement.
          “Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and, following the delivery of an Incremental Commitment Agreement, shall include the Incremental Lender.
          “Letters of Credit”: as defined in Section 2.5(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever

(including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan Documents”: this Agreement, the Collateral Documents, the Notes and each Incremental Commitment Agreement.
          “Loans”: as defined in Section 2.1 (a); provided, however, if any Incremental Loan has been made pursuant to Section 2.4(b), such Incremental Loan shall be included within the definition of Loans.
          “Majority Lenders”: the holders (excluding for the purposes of this definition, any Related Party or any Affiliate of any such Related Party) of more than 50% of the aggregate amount of all Lenders’ Commitments then in effect (exclusive of any Commitments held by any Related Party or any Affiliate of any such Related Party) or, if the Commitments have been terminated, the aggregate amount of all Extensions of Credit then outstanding (exclusive of any Extensions of Credit held by any Related Party or any Affiliate of any such Related Party);
provided that, for the purposes of this definition, each Lender (other than any Related Party or any Affiliate of any such Related Party) shall be deemed to hold the portion of the Extensions of Credit then outstanding equal to (x) the percentage which (i) such Lender’s Commitment then constitutes of (ii) the difference between the Total Commitments and the Commitments held by any Related Party or any Affiliate of any Related Party (in each case of subclause (i) and subclause (ii) of this clause (x), immediately preceding and without giving effect to such termination of the Commitments) times (y) the aggregate amount of all Extensions of Credit.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise), or results of operations of the Borrowers and their Subsidiaries, taken as a whole, which has resulted or could reasonably be expected to result in the Borrowers’ failure to comply with the financial covenant in Section 7.1 (without giving effect to the proviso contained therein) or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent’s (or the Collateral Agent’s) Liens on the Collateral.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Minimum Collateral Threshold”: on any date of determination, an amount equal to the product of (a) the Collateral Value and (b) 20%.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3)of ERISA.
          “Non-Excluded Taxes”: as defined in Section 3.10(a).
          “Non-U.S. Lender”: as defined in Section 3.10(d).

          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Group Member, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Group Member to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by a Group Member pursuant hereto) or otherwise; provided, that (i) obligations of any Group Member under any Specified Hedge Agreement shall be secured pursuant to the Collateral Documents and guaranteed hereunder only to the extent that, and for so long as, the other Obligations arising under this Agreement are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 11.6(c).
           “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
           “Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which AREP or a Commonly Controlled Entity is (or, if such plan is terminated at such time, is under Section 4069 of ERISA deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pledge and Security Agreement”: the Pledge and Security Agreement to be executed and delivered by each AREH Subsidiary Guarantor, substantially in the form of Exhibit E.
           “Property”: of any Person means, any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock, provided, however, that Property of any Group Member shall not include Capital Stock or other assets beneficially owned (as such term is defined under Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended) of such Person solely by reason of the ownership of such property by a Subsidiary of an AREH Subsidiary Guarantor.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.
           “Reference Lender”: Deutsche Bank AG, New York Branch.
           “Register”: as defined in Section 11.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.
           “Related Parties”: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn, (2) the estate of Carl Icahn or any person under clause (1), (3) any person who receives a beneficial interest in AREP from any estate under clause (2) to the extent of such interest, (4) any executor, personal administrator or trustee who holds such beneficial interest in the Borrowers for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest, (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1) or (2).
           “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations.
          “Required Lenders”: the holders (excluding for the purposes of this definition, any Related Party or any Affiliate of any such Related Party) of more than 75% of the aggregate amount of all Lenders’ Commitments then in effect (exclusive of any Commitments held by any Related Party or any Affiliate of any such Related Party) or, if the Commitments have been terminated, the aggregate amount of all Extensions of Credit then outstanding (exclusive of any Extensions of Credit held by any Related Party or any Affiliate of any such Related Party); provided that, for the purposes of this definition, each Lender (other than any Related Party or any Affiliate of any such Related Party) shall be deemed to hold the portion of the Extensions of

Credit then outstanding equal to (x) the percentage which (i) such Lender’s Commitment then constitutes of (ii) the difference between the Total Commitments and the Commitments held by any Related Party or any Affiliate of any Related Party (in each case of subclause (i) and subclause (ii) of this clause (x), immediately preceding and without giving effect to such termination of the Commitments) times (y) the aggregate amount of all Extensions of Credit.
          “Requirement of Law”: as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief or principal executive officer, president or chief or principal financial officer or treasurer of the Borrowers, but in any event, with respect to financial matters, the chief or principal financial officer or treasurer of the Borrowers.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties and the Issuing Lender.
          “Single Employer Plan ”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination,
          (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;
          (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured;
          (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and
          (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) any Group Member and (ii) any Qualified Counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrowers, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Pledge and Security Agreement.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.
          “Tangible Net Worth”: as of any date of determination for any Person, the book value of tangible assets of such Person (consolidating the Subsidiaries of such Person) less the outstanding liabilities of such Person, in each case, as reflected on the balance sheet delivered in accordance with Section 6.1, as of the date of the most recent fiscal year end or quarter end financial statement prior to the date of such determination.
          “Termination Date”: the fourth anniversary of the Closing Date.
          “Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
          “Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as a Base Rate Loan or an Eurodollar Loan.
          “United States”: the United States of America.
          “Unrestricted Subsidiary”: any Subsidiary of AREH other than an AREH Subsidiary Guarantor.
          1.2. Other Definitional Provisions.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto,
               (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP;
               (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
               (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); and
               (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights;
               (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder); and
               (vi) references herein to any Person shall be deemed to include such Person’s permitted successors and assigns.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations
          (f) All obligations of the Borrowers under the Loan Documents are joint and several obligations of such parties.
          (g) References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

     SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1. Commitments.
          (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage of the L/C Obligations then outstanding, does not exceed the lesser of (i) the amount of such Lender’s Commitment and (ii) the Lender’s Percentage of the Minimum Collateral Threshold. During the Commitment Period the Borrowers may use the Commitments by borrowing, prepaying and reborrowing the Loans in whole or in part, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.
          (b) To the extent that the aggregate amount of all Lenders’ Extensions of Credit exceeds the Total Commitment, the Borrowers shall immediately prepay the Borrower Obligations to the extent of such excess.
          (c) The Borrower shall repay all outstanding Loans on the Termination Date.
          2.2. Procedure for Loan Borrowing.
          (a) A Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 2.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 5 days after the Closing Date. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of such Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

          (b) Unless the Administrative Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Administrative Agent its Percentage of the borrowing to be made on such date, the Administrative Agent may assume that such Lender will make such amount available to the Administrative Agent on the Settlement Date and the Administrative Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the borrowing to be provided by such Lender. If and to the extent such Lender shall not have so made available to the Administrative Agent its Percentage of such borrowing on such date and the Administrative Agent shall have so made available to the Borrowers a corresponding amount on behalf of such Lender, the Administrative Agent may recover such amount on demand from such Lender. If such Lender does not pay such corresponding amount promptly upon the Administrative Agent’s demand therefor, the Administrative Agent may promptly notify the Borrowers and the Borrowers shall immediately repay such corresponding amount to the Administrative Agent together with accrued interest thereon at the interest rate otherwise applicable to the outstanding Loans.
          2.3. Commitment Fees, etc.
          (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent.
          2.4. Termination, Reduction or Increase of Commitments.
          (a) The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.
          (b) With the consent of the Administrative Agent, which shall not be unreasonably withheld, and so long as no Default or Event of Default has occurred and is continuing, the Borrowers may request (in writing) Incremental Commitments in an aggregate amount not to exceed $50,000,000 from one or more Incremental Lenders approved by the Administrative Agent (which approval shall not unreasonably be withheld) willing to provide such Incremental Commitments. Such request shall set forth (i) the amount of the Incremental Commitments requested and (ii) the date on which such Incremental Commitments are requested to be effective. No Agent or Lender shall be obligated to deliver or fund any Incremental Commitment. No Incremental Commitment shall be effective unless the Borrowers deliver to the Administrative Agent an Incremental Commitment Agreement executed and delivered by the Loan Parties and the proposed Incremental Lender and such other documentation relating thereto as the Administrative Agent may reasonably request. Each Incremental Commitment Agreement shall, upon due execution, constitute a Loan Document and, to the extent set forth therein, an amendment of this Agreement, and such amendment shall be effective when and as set forth therein and need not be executed, delivered or consented to or approved by any other Agent or Lender. In addition, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Commitment Agreement, this Agreement and the other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loans. Any such amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.
          (d) The Administrative Agent shall promptly notify each Lender whenever any Incremental Commitment becomes effective.
          (e) No Incremental Commitment Agreement shall become effective unless the Administrative Agent has received (i) a certificate executed by an Authorized Officer of each Borrower to the effect that no Default or Event of Default has occurred and is continuing or would occur as a result of such Incremental Commitment or the funding of any Incremental Loan and (ii) such additional security documents, legal opinions, board resolutions, certificates and documentation as may be required by such Incremental Commitment Agreement or reasonably requested by the Administrative Agent.
          2.5. L/C Commitment.
          (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.8(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars, (B) have a face amount of at least $1,000,000 (unless otherwise agreed by the Issuing Lender) and (C) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          2.6. Procedure for Issuance of Letter of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrowers. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          2.7. Fees and Other Charges.
          (a) The Borrowers will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrowers and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
          (b) In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          2.8. L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.
          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.
          2.9. Reimbursement Obligation of the Borrowers. Each of the Borrowers agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full (i) until the Business Day next succeeding the date of the relevant notice, at the rate set forth Section 3.5(b) and (ii) in the event that the Borrowers fail to satisfy the conditions precedent set forth in Section

5.2, thereafter, at the rate set forth in Section 3.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to a Borrower, in which case the procedures specified in Section 2.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing and such amount shall constitute a Loan hereunder. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Loans could be made, pursuant to Section 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.
          2.10. Obligations Absolute. The Borrowers’ obligations under Section 2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Group Member and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Group Member against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to any Group Member.
          2.11.Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers of the date and amount thereof. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          2.12. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

SECTION 3. GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT
          3.1. Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial optional prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
          3.2. Mandatory Prepayments and Commitment Reductions.
          (a) Subject to any cure period permitted under Section 7.1, if on any date, the aggregate amount of all Lenders’ Extensions of Credit exceeds the Minimum Collateral Threshold, the Borrowers shall immediately prepay the Borrower Obligations to the extent of such excess, provided that any such prepayment shall not constitute a reduction of the Commitments, provided further that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders in an amount equal to 105% of such balance of such excess and otherwise on terms and conditions satisfactory to the Administrative Agent.
          (b) The application of any prepayment pursuant to Section 3.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 3.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          (c) Any reduction of the Commitments shall be accompanied by prepayment of the Loans to the extent, if any, that the Total Extensions of Credit exceed the amount of the Total Commitments as so reduced, provided that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders in an amount equal to 105% of such balance of such excess and otherwise on terms and conditions satisfactory to the Administrative Agent.

          3.3. Conversion and Continuation Options.
          (a) The Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, three Business Days preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.
          3.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          3.5. Interest Rates and Payment Dates.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate applicable to such day plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          3.6. Computation of Interest and Fees.
          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.6(a).
          3.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.
          3.8. Pro Rata Treatment and Payments.
          (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrowers on account of the Borrower Obligations shall be applied as follows: (i) first, to pay any costs or expenses reimbursable by any Group Member and then due to any Agent under the Loan Documents until paid in full, (ii) second, to pay any costs or expenses reimbursable by any Group Member and then due to any Lender under the Loan Documents, on a ratable basis in accordance with the Lenders’ respective Percentages, until paid in full, (iii) third, to pay any fees then due to any Agent under the Loan Documents until paid in full, (iv) fourth, to pay any fees then due to any Lender under the Loan Documents, on a ratable basis in accordance with the Lenders’ respective Percentages, until paid in full, (v) fifth, to pay interest due in respect of the Loans, on a ratable basis in accordance with the Lenders’ respective Percentages, until paid in full, (vi) sixth, to pay the principal of all Loans, on a ratable basis in accordance with the Lenders’ respective Percentages, until paid in full, (vii) seventh, if an Event of Default has occurred and is continuing, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of Issuing Lender and the Lenders, as cash collateral in an amount up to 105% of the then existent amount of the L/C Obligations, until paid in full, and (viii) eighth, if an Event of Default has occurred and is continuing, to pay any other Borrower Obligations (including the provision of amounts to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the Qualified Counterparties that are a party to any Specified Hedge Agreement, as cash collateral in an amount up to the amount determined by the Administrative Agent in its discretion as the amount necessary to secure the Group Members’ obligations in respect of the Specified Hedge Agreements).
          (c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrowers.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.
          3.9. Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) taxes which are excluded from the definition of “Non-Excluded Taxes” under the first sentence of Section 3.10(a), (y) Non-Excluded Taxes covered by Section 3.10 (or which would be so covered but for the application of clause (i) or (ii) of Section 3.10(a)) and (z) changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          3.10. Taxes.
          (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (including, without limitation, such Agent or Lender being organized or having an office or place of business in such jurisdiction) (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with the requirements of paragraph (d) (without regard to the last sentence thereof) or (e) of this Section or (ii) that are withholding taxes that would be imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non- Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agents and the Lenders for any taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the

Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender or Participant claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. In the case of documentation furnished by a Participant to a non- U.S. Lender pursuant to the immediately proceeding sentence, such Non-U.S. Lender shall, promptly upon receipt thereof (but in no event later than the next scheduled payment under this Agreement) (i) forward such documentation to the Borrowers, together with a properly completed and duly executed Form W-8IMY, or (ii) provide the Borrowers with a properly completed and duly executed From W-8IMY certifying that such Lender is a “qualified intermediary.” Each Lender or (Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service W-9 or other documentation sufficient to establish that such Lender or Transferee is exempt from back-up withholding under Section 3406 of the Code. Except as specifically provided, all forms required to be furnished by this Section 3.10(d) shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If a Participant fails to deliver documentation required pursuant to this Section 3.10(d), or if a Lender fails to forward or deliver to the Borrowers documentation required by this Section 3.10(d) in respect of a Participant, the Borrowers shall have no remedy for such failure other than being relieved of any obligation they have pursuant to Section 3.10 with respect to such Participant on any payments with respect thereto. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.10, or has received and utilized the benefit of a tax credit on account of such Non-Excluded Taxes or Other Taxes, it shall pay over such refund, or the amount of such credit, to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.10 with respect to the Non- Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Group Member or any other Person.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.11. Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. In the case of clauses (a) and (c), such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

          3.13 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that:
          (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a); or
          (b) defaults in its obligation to make Loans hereunder, with a replacement lender provided that:
          (i) such replacement does not conflict with any Requirement of Law;
          (ii) no Event of Default shall have occurred and be continuing at the time of such replacement;
          (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a);
          (iv) the replacement lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement;
          (v) the Borrowers shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;
          (vi) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent;
          (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein);
          (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be; and
          (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.
          3.14 Evidence of Debt.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the joint and several obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.
          (d) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing any Loans of such Lender, substantially in the form of Exhibit J, with appropriate insertions as to date and principal amount.
          3.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.
          3.16 Source of Loans. The Agents and each Lender hereby represent and warrant to the Borrowers and Commonly Controlled Entity that no part of the source of any Loan made hereunder constitutes assets of any “employee benefit plan” within the meaning of Section 3(3)of ERISA.
          SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Group Member from time to time party hereto hereby represents and warrants to each Agent and each Lender that:

          4.1 Financial Condition. The consolidated audited balance sheets of AREP as at December 31, 2003, December 31, 2004, and December 31, 2005, and the related statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP (or from KPMG LLP with respect to the audited balance sheet at December 31, 2003 and the related statements of income and cash flows for the fiscal year ended as at such date) present fairly in all material respects the financial condition of AREP as at such date, and the results of the operations and its cash flows for the respective fiscal years then ended. The unaudited balance sheet of AREP as at March 31, 2006, and the related unaudited statements of income and cash flows for the year to date period ended on such date, present fairly in all material respects the financial condition of AREP as at such date, and the results of its operations and its cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) and except that interim financial statements do not include all notes required by GAAP and are subject to year end adjustments. No Borrower has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements, including the notes related thereto, referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof there has been no Disposition by the Borrowers of any material part of its business or property except as reported by AREP in reports filed with the SEC or as described on Schedule 4.1 and Dispositions of securities.
          4.2 No Change. Since December 31, 2005, there has been no development or event that has had a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each Group Member:
          (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
          (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;
          (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and
          (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4. Power; Authorization; Enforceable Obligations. Each Group Member has corporate, partnership or limited liability company power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Group Member has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Group Member party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Group Member party thereto, enforceable against each such Group Member in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except that the pledge by American Casino & Entertainment LLC will require approval by the Nevada gaming authorities and will not be effective until such approval is received) or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.
          4.6. Litigation. Except as reported by AREP in reports filed with the SEC or as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Group Member know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

          4.9. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member); no tax Lien has been filed, and, to the knowledge of any Group Member, no claim is being asserted in writing, with respect to any such tax, fee or other charge other than those permitted pursuant to Section 7.2 or as could not otherwise reasonably be expected to have a Material Adverse Effect.
          4.10. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in violation of the provisions of the Regulations of the Board.
          4.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Group Member, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          4.12. ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan,; (b) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; and (e) neither AREP nor any Commonly Controlled Entity (i) has had a complete or partial withdrawal from any Multiemployer Plan, (ii) expect to incur any withdrawal liability with respect to any Multiemployer Plan or (iii) has received notice that any Multiemployer Plan is in Reorganization or is Insolvent.
          4.13. Investment Company Act; Other Regulations. No Group Member is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Group Member is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          4.14. Subsidiaries. AREP owns 100% of AREP Finance. AREP owns 100% of the limited partnership interests in AREH. AREH owns 100% of each AREH Subsidiary Guarantor. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of organization of each Subsidiary of any AREH Subsidiary Guarantor and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares and except as set forth in Schedule 4.14) of any nature relating to any Capital Stock of an AREH Subsidiary Guarantor, except as created by the Loan Documents.
          4.15. Use of Proceeds. The proceeds of the Loans, together with the Letters of Credit, shall be used for general corporate and partnership purposes.
          4.16. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
          (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge or reason to believe that any such notice will be received or is being threatened;
          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties, any facilities or properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
          (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          4.17. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Group Member to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of AREP to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Group Member that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.18. Solvency. Each Group Member is, and after the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
SECTION 5. CONDITIONS PRECEDENT
          5.1. Conditions to Initial Extension of Credit
          The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent.
          (a) Loan Documents. All legal matters incident to this Agreement, the Extensions of Credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank, to the Administrative Agent and to the Collateral Agent and there shall have been delivered to the Administrative Agent executed counterparts of this Agreement and each other Loan Document required to be executed and delivered on the Closing Date, executed by each of the Borrowers, each other Group Member, each Agent and each Lender, as applicable.

          (b) Financial Statements. The Lenders shall have received (i) the audited consolidated financial statements of AREP and its Subsidiaries for the 2003, 2004 and 2005 fiscal years (ii) unaudited interim financial statements of AREP and its Subsidiaries for the quarterly period ended March 31, 2006; and (iii) such other financial statements of the Borrowers and their respective Subsidiaries as reasonably requested by the Administrative Agent.
          (c) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts may be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.
          (d) Group Member Certificate. The Administrative Agent shall have received a certificate of each Group Member, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate of formation or articles of incorporation or organization of each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member, and a good standing certificate for each Group Member from its jurisdiction of organization.
          (e) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2), shall be in proper form for filing, registration or recordation.
          (f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
          (i) the legal opinion of New York counsel to the Group Members, substantially in the form of Exhibit H; and
          (ii) the legal opinion such other special and local counsel as may be required by the Administrative Agent.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
          (g) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Pledge and Security Agreement, if certificated, together with an undated stock power or assignment for each such certificate executed in blank by a duly authorized officer, member or manager of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (i) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Group Members are located, and such search shall reveal no liens on any of the assets of the Group Members except for liens permitted by Section 7.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
          (h) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) No Default or Event of Default shall have occurred and be continuing (on a pro forma basis after giving effect to the extension of credit contemplated thereby).
          (b) Each of the representations and warranties made by any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for any representation and warranty that is as of a specific date) and after giving effect to the extensions of credit requested to be made on such date.
          (c) A Responsible Officer shall certify in writing to the Administrative Agent in the form of Exhibit I hereto that after giving effect to the extension of credit contemplated thereby, the aggregate amount of all of the Lenders’ Extensions of Credit will not exceed the Minimum Collateral Threshold.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          Each Group Member from time to time party hereto hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, such Group Member shall:
          6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of AREP, a copy of:
          (i) the audited consolidated balance sheet of AREP as at the end of such year and unaudited consolidating balance sheet of AREP;
          (ii) the related audited consolidated statements of income of AREP unaudited consolidating statements of income of AREP; and

          (iii) the related audited consolidated statements of cash flows of AREP for such year;
setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent registered public accountants of nationally recognized standing; and
          (b) with respect to each of the first three quarterly periods of each fiscal year of AREP, as soon as available, but in any event not later than the earlier of (y) 60 days after the end of each such quarterly period and (z) three (3) Business Days following the date that AREP files its quarterly financial statements in accordance with the Securities Exchange Act of 1934, as amended, on Form 10-Q for each such quarterly period, a copy of:
          (i) the unaudited consolidating and consolidated balance sheet of AREP as at the end of such quarter;
          (ii) the related unaudited consolidating and consolidated statements of income of AREP; and
          (iii) the related unaudited consolidated statement of cash flows of AREP for such quarter and the portion of the fiscal year through the end of such quarter;
setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          6.2 Certificates; Other Information. Furnish to the Administrative Agent, delivery of which may be made electronically:
          (a) concurrently with the delivery of the financial statements referred to in Section 6.1 (a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1,
          (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Group Member during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and

          (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrowers, as the case may be;
          (c) as soon as available, and in any event no later than the last day of each fiscal year of the Borrowers, a detailed consolidated and consolidating projected income statement of the Group Members as of the end of the following fiscal year, and a description of the underlying assumptions applicable thereto (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections, estimates or assumptions are incorrect or misleading in any material respect;
          (d) if AREP is not then a reporting company or voluntary filer under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of AREP, a narrative discussion and analysis of the financial condition and results of operations of AREP and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the actual financial condition and results of operations comparable periods of the previous year;
          (e) within five days after the same are sent, copies of all financial statements and reports that the Borrowers or AREH send to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrowers or AREH may make to, or file with, the SEC; and
          (f) promptly, such additional financial and other information as the
Administrative Agent may from time to time reasonably request, provided that, other than with respect to any time when a Default (at any time that AREP is not then a reporting company or voluntary filer under the Securities Exchange Act of 1934, as amended) or Event of Default has occurred and is continuing, no Lender may request, and no Group Member shall be required to provide, information regarding the securities held by AREP, AREH or any of their Subsidiaries (other than an AREH Subsidiary Guarantor).
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (i) above with respect to any AREH Subsidiary Guarantor with the consent of the Required Lenders, at any time such AREH Subsidiary Guarantor is no longer designated an AREH Subsidiary Guarantor in accordance with Section 6.9 and in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have, in the aggregate, a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all material property owned by any AREH Subsidiary Guarantor and useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same business.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender upon reasonable prior written notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records during customary business hours once each calendar quarter (excluding any visit by any Lender or Affiliate thereof made for purposes other than an inspection), provided that at any time after the occurrence and during the continuance of a Default or an Event of Default, representatives of any Lender may visit and inspect any of the properties of the Group Members and examine and make abstracts from any of the books and records of the Group Members at any reasonable time and as often as may reasonably be desired, provided, further, that the Lenders shall coordinate any such visits and inspections with the Administrative Agent and each other Lender requesting a visit or inspection in order to minimize disruption of the operations of the Group Members, (c) permit representatives of any Lender to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members at any reasonable time and as often as may reasonably be desired, (d) after any Lender has notified the Borrowers in writing of its intent to do so, permit representatives of any Lender to meet with their independent certified public accountants no more than once per year (other than at any time after the occurrence and during the continuance of a Default or an Event of Default during which time such representatives may meet with their independent certified public accountants at any reasonable time and as often as may reasonably be desired), and (e) cooperate with the Administrative Agent in the event that the Administrative Agent requests and conducts any appraisal of the assets of the Group Members (which shall, at any time other than after and during the continuance of a Default or an Event of Default, be at the sole cost of the Lenders; it being understood that an appraisal that is requested after and during the continuance of a Default or an Event or Default shall not be at the cost of the Lenders in the event that such Default or Event of Default shall have been cured prior to the receipt of any invoice with respect to such appraisal); provided, further, that except upon the occurrence and during the continuance of a Default (at any time that AREP is not then a reporting company or voluntary filer under the Securities Exchange Act of 1934, as amended) or an Event of Default, no Lender shall have the right to inspect or examine the books and records relating to securities held by AREP, AREH or any of their Subsidiaries (other than an AREH Subsidiary Guarantor) or make abstracts thereof.

          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding to which any Group Member is a party (i) in which the amount involved is $10,000,000 or more and not covered by insurance, or (ii) which relates to any Loan Document;
          (d) the following events, as soon as possible and in any event within 30 days after a Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or AREP or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, and in each case in clause (i) and (ii), such event, together will all other such events, could reasonably be expected to have a Material Adverse Effect;
          (e) the following events, as soon as possible and in any event within 30 days after a Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Group Plan, a failure to make any required contribution to a Group Plan, the creation of any Lien in favor of the PBGC or a Group Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Group Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or AREP or any Group Member or any Group Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Group Plan, and in each case in clause (i) and (ii), such event, together with all other such events, could reasonably be expected to have a Material Adverse Effect;
          (f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
          (g) promptly upon any Person becoming a Subsidiary of any Group Member written notice setting forth with respect to such Person:
          (i) the date on which such Person became a Subsidiary of the Borrower, and

          (ii) all of the data required to be set forth in Schedule 4.14 hereto with respect to all Subsidiaries of Group Member (it being understood that such written notice shall be deemed to supplement Schedule 4.14 hereto for all purposes of this Agreement);
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action applicable Group Member proposes to take with respect thereto.
          6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9 Additional Collateral, etc.
          (a) With respect to any property acquired after the Closing Date directly by any AREH Subsidiary Guarantor (other than (x) any property described in paragraph (b) below, and (y) any property subject to a Lien expressly permitted by Section 7.3) as to which the Administrative Agent (or the Collateral Agent on its behalf), does not have a perfected Lien (subject only to Permitted Liens), the applicable AREH Subsidiary Guarantor shall, promptly:
          (i) execute and deliver to the Administrative Agent (or the Collateral Agent on its behalf) such amendments to the Pledge and Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a security interest in such property; and
          (ii) take all actions necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a perfected security interest in such property (subject only to Permitted Liens), including the filing of Uniform Commercial Code financing statements in such jurisdictions or take such other actions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any new direct Subsidiary created or acquired after the Closing Date by any AREH Subsidiary Guarantor, subject to applicable Gaming Laws, the applicable AREH Subsidiary Guarantor shall promptly:
          (i) execute and deliver to the Administrative Agent (or the Collateral Agent, as applicable) such amendments hereto and to the Pledge and Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative

Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a perfected security interest (subject only to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by any AREH Subsidiary Guarantor;
          (ii) deliver to the Administrative Agent (or the Collateral Agent on its behalf) the certificates representing such Capital Stock, together with undated stock powers or assignments, in blank, executed and delivered by a duly authorized officer of the relevant Group Member; and
          (iii) if requested by the Administrative Agent, deliver to the Administrative Agent (or the Collateral Agent on its behalf) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) Upon the written notice to the Administrative Agent representing Borrowers’ election to designate an additional AREH Subsidiary Guarantor, with respect to any new direct Subsidiary created or acquired after the Closing Date by AREH, subject to applicable Gaming Laws, promptly, such Subsidiary shall:
          (i) execute and deliver to the Administrative Agent such documents and take such action as the Administrative Agent deems necessary or advisable for such Subsidiary to become an AREH Subsidiary Guarantor, including, but not limited to, executing and delivering an amendment to the Pledge and Security Agreement;
          (ii) deliver to the Administrative Agent (or the Collateral Agent on its behalf) the certificates representing any Capital Stock owned by such Subsidiary, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s (or the Collateral Agent’s) security interest therein; and
if requested by the Administrative Agent, deliver to the Administrative Agent (or the Collateral Agent on its behalf) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) The Borrowers may (i) obtain the release of the security interest granted by an AREH Subsidiary Guarantor to the Administrative Agent (or the Collateral Agent on its behalf) in any of its Property (including, without limitation, in any direct Subsidiary of an AREH Subsidiary Guarantor) or (ii) remove a Subsidiary from its designation as an AREH Subsidiary Guarantor, in each case, with the consent of the Required Lenders, provided, that any Disposition in compliance with Section 7.5 shall not require the Required Lenders’ consent.
Any designation under Section 6.9(c) or release or removal under Section 6.9(d) shall be accompanied by an officer’s certificate of the Borrowers certifying that such election, release or removal, as the case may be, complies with the applicable requirements set forth in Section 6.9(c) or Section 6.9(d), as applicable. Schedule 6.9 may be amended from time to time by AREP in accordance with the following sentence. Upon the designation of a Subsidiary as an

AREH Subsidiary Guarantor in accordance with Section 6.9(c) or the removal of such a Subsidiary in accordance with Section 6.9(d), as applicable, Schedule 6.9 shall be amended to indicate the status of all AREH Subsidiary Guarantors. Any AREH Subsidiary Guarantor removed from such designation in accordance with this Section 6.9 shall be released from its obligations under each Loan Document to which it is a party and the Administrative Agent shall release and discharge the Liens granted by such former AREH Subsidiary Guarantor related to the Collateral pursuant to such Loan Documents. The foregoing to the contrary notwithstanding, in the event that the Borrowers remove an AREH Subsidiary Guarantor without satisfying the requirement set forth in Section 6.9(d), such Subsidiary shall be deemed to be an AREH Subsidiary Guarantor and such removal of the designation of such AREH Subsidiary Guarantor shall be ineffective.
          6.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the applicable Group Member will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the applicable Group Member for such governmental consent, approval, recording, qualification or authorization.
SECTION 7. NEGATIVE COVENANTS
          Each Group Member from time to time party hereto hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder:
          7.1. Financial Condition Covenant. Such Group Member shall not permit the Total Extension of Credit to exceed the Minimum Collateral Threshold (A) as of the last day of any fiscal quarter of the Borrowers or, (B) in the event that any Property of an AREH Subsidiary Guarantor is subject to a Material Write Off, the date on which such Material Write Off is actually posted to AREP’s general ledger (taking into account any repayment of the borrowings hereunder or contribution of additional Collateral (the value of which shall be determined in accordance with the definition of Collateral Value) prior to such date) it being understood that compliance with this financial covenant shall not be determined as of the effective date of such Material Write Off if such effective date is prior to the date it is posted on the general ledger; provided, however, that in the case of clause (A) such calculation shall take into account any repayment of the borrowings hereunder or contribution of additional Collateral (the value of which shall be determined in accordance with the definition of Collateral Value) upon the earlier to occur of (x) the day on which the Borrowers deliver financial statements in accordance with Section 6.1 and (y) two Business Days following the date on which the Borrowers have actual knowledge of the existence of such excess.

          7.2. Liens. Such Group Member shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the AREH Subsidiary Guarantor, as the case may be, in conformity with GAAP and such proceedings could not reasonably be expected to result in the imminent sale, forfeiture or loss of any material portion of the Collateral or any interest therein;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the AREH Subsidiary Guarantor, as the case may be, in conformity with GAAP;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, provided that such deposit or deposits do not exceed $2,000,000 in the aggregate;
          (d) Liens securing the Obligations hereunder created pursuant to the Collateral Documents;
          (e) Liens securing Specified Hedge Agreements;
          (f) with respect to the Borrowers and AREH, Liens permitted under the Existing Indentures;
          (g) Liens in existence on the Closing Date and listed on Schedule 7.2;
          (h) licenses of patents, trademarks and other intellectual property rights granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Group Member; and
          (i) any judgment attachment or judgment Lien not constituting an Event of Default.
          For the avoidance of doubt, nothing in this Section 7.2 shall prohibit any Person other than a Group Member from granting a Lien on its Property.
          7.3. Changes in Fiscal Periods. Such Group Member shall not permit the fiscal year of any Group Member to end on a day other than December 31 or change the method of determining fiscal quarters for any Group Member.

          7.4. Negative Pledge Clauses. No AREH Subsidiary Guarantor shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such AREH Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party other than this Agreement and the other Loan Documents.
          7.5. Disposition of Property. No AREH Subsidiary Guarantor shall, in one or in a series of related transactions, Dispose of substantially all of its Property, whether now owned or hereafter acquired, to any Unrestricted Subsidiary or a Related Party without the prior written consent of the Required Lenders, except that American Casino & Entertainment LLC shall be permitted to contribute all of its assets to a newly formed Subsidiary thereof so long as the equity interests of such Subsidiary are pledged to the Lenders, whereupon the Collateral Agent shall release the Lien on the Capital Stock of American Entertainment Property Corp., provided, that, any disposition of less than substantially all of an AREH Subsidiary Guarantor’s Property shall not be solely for the purpose of removing such Property from the Liens granted to the Lenders hereunder. This Section 7.5 shall not apply to Dispositions of Cash or Cash Equivalents and for purposes of this Section 7.5, “Property” shall not include Cash or Cash Equivalents, provided, that, any such Disposition shall not be permitted if the related Disposition of such Cash or Cash Equivalents shall be solely for the purpose of funding the purchase by any Unrestricted Subsidiary or Related Party of the Property previously owned by an AREH Subsidiary Guarantor.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) a Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or a Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) any representation or warranty made or deemed made by any Group Member herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
          (c) any Group Member shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a), Section 6.7(a), or Section 7 of this Agreement or Section 4 of the Pledge and Security; or
          (d) any Group Member shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Majority Lenders (or in the case of any default in the observance or performance of any agreement contained in Section 6.9, 10 days; or

          (e) any of the Borrowers or AREH:
          (i) defaults in making any payment of any principal of (x) any Indebtedness of borrowed money (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto, and (y) any Indebtedness other than in respect of borrowed money on the scheduled or original due date with respect thereto beyond the applicable grace period; or
          (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
          (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable;
provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless the items described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount equal to or in excess of $10,000,000, in the aggregate; or
          any AREH Subsidiary Guarantor:
          (x) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or
          (y) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or
          (z) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable;

provided that a default, event or condition described in clause (x), (y) or (z) of this paragraph (e) shall not at any time constitute an Event of Default unless the items described in clauses (x), (y) and (z) of this paragraph (e) shall have occurred and such default could reasonably be expected to have a Material Adverse Effect; or
          (f) (y)(i) any of the Borrowers or AREH shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of the Borrowers or AREH shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Borrowers or AREH any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any of the Borrowers or AREH any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of the Borrowers or AREH shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any of the Borrowers or AREH shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
               (z)(i) any AREH Subsidiary Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any AREH Subsidiary Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any AREH Subsidiary Guarantor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any AREH Subsidiary Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any AREH Subsidiary Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any AREH Subsidiary Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

     provided that an event or condition described in any clause of this paragraph (z) shall not at any time constitute an Event of Default unless the items described in any clause of this paragraph (z) shall have occurred and such event or condition could reasonably be expected to have a Material Adverse Effect
          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan except for any prohibited transaction resulting from the making of a Loan where the representation made by the Agents or any Lender in Section 3.16 shall prove to have been inaccurate, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
          (h) (i) one or more judgments or decrees shall be entered against any of the Borrowers or AREH involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or (ii) one or more judgments or decrees shall be entered against any AREH Subsidiary Guarantor involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) that could reasonably be expected to have a Material Adverse Effect, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
          (i) any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Group Member or any Affiliate of any Group Member shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;
          (j) the guarantee under Article 10 hereof shall cease, for any reason, to be in full force and effect or any Group Member or any Affiliate of any Group Member shall so assert; or

          (k) (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AREP or AREH to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Related Party unless AREP or AREH receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of each relevant agreement of at least $1.0 billion for such sale, lease, transfer, conveyance or other disposition of properties or assets, provided that any sale, assignment, transfer or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents or purchase of property, assets or Capital Stock with Cash Equivalents, will not constitute a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets for purposes of this clause (i); (ii) the adoption of a plan relating to the liquidation or dissolution of the AREP; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the AREP or the Related Parties, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of a Controlling Entity of AREP; (iv) the first day on which a majority of the members of the board of directors of the Controlling Entity are not Continuing Directors; or (v) for so long as the AREP is a partnership, any general partner of AREP ceases to be an Affiliate of a Related Party. For purposes of this clause (k)(iii), in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)-3 under the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate or exercise such other remedies under any of the Loan Document; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the

Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
SECTION 9. THE AGENTS
          9.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          9.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Group Member.

          9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Group Members), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.

Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by a Group Member and without limiting the obligation of the Group Members to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint such other Lender as a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          9.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
          9.11. The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.
SECTION 10. GUARANTEE
          10.1. Guarantee, (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.2).
          (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of any Agent or any Lender hereunder.
          (d) The guarantee contained in this Section 10 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 10 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Borrower Obligations.
          (e) No payment made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by any Agent or any Lender from the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.
          10.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Guarantor or is received or collected on account of the Obligations from any Guarantor or its property:
          (a) If such payment is made by the Borrowers or from their property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrowers or a Letter of Credit issued for account of the Borrowers, the Borrowers shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor or (B) to be subrogated to any claim, interest, right or remedy of any Lender against any other Person, including any other Guarantor or its property.
          (b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrowers and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.
          (c) If and whenever (after payment in full of the Obligations) any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor under Sections 10.2(a) and 10.2(b), such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 10.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it under any Loan Document. Such right of subrogation shall be enforceable solely against the Guarantors, and not against the Lenders or the Agent, and neither the Administrative Agent nor any other Lender or Agent shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then (after payment in full of the Obligations) the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

          (d) All rights and claims arising under this Section 10.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Lenders and the Agent, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
          (e) The obligations of the Guarantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 10.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Lender or Agent against any Guarantor or its property. No Lender or Agent makes any representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to Section 10.2(d) and (ii) neither the Administrative Agent nor any other Lender or Agent shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 10.2(c).
          10.3. Amendments, etc., With Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Lender or Agent may be rescinded by such Lender or Agent and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Lender or Agent, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative

Agent (or the requisite Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Lender or Agent for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Lender or Agent shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 10 or any property subject thereto.
          10.4. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between any Group Member, on the one hand, and the Lenders and Agents, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Borrower Obligations, notice of a Default or an Event of Default, notice of the amount of the Borrower Obligations (subject, however, to such Guarantor’s right to make inquiry of Administrative Agent to ascertain the amount of the Borrower Obligations at any reasonable time), notice of any adverse change in the financial condition of the Borrowers or of any other fact that might increase such Guarantor’s risk hereunder, any other notice or demand that any Guarantor may otherwise be entitled to receive, and the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof (and any act that shall defer or delay the operation of any statute of limitations applicable to the Borrower Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder (to the extent that the benefit of such statute of limitations may not be waived under applicable law)). Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity or enforceability of this Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (2) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers or any other Person against any Lender or Agent, or (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Lender or Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Lender or Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Lender or Agent against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          10.5. Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          10.6. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in this Agreement.
SECTION 11. MISCELLANEOUS
          11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Majority Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time:
          (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or
          (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
          (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;

          (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;
          (iii) modify the definition of Majority Lenders or of Required Lenders, consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the AREH Subsidiary Guarantors from their obligations hereunder, in each case without the written consent of all Lenders;
          (iv) amend, modify or waive any condition precedent to any extension of credit set forth in Section 5.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of all Lenders;
          (v) amend, modify or waive any provision of Section 3.8 without the written consent of all Lenders;
          (vi) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby;
          (vii) amend, modify or waive any provision of Sections 2.5 to 2.12 without the written consent of the Issuing Lender;
          (viii) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations or the Borrower Credit Agreement Obligations in a manner adverse to any Qualified Counterparty with the Obligations then outstanding without the written consent of any such Qualified Counterparty; or
          (ix) amend, modify or waive any provision of Section 7.1 without the written consent of the Required Lenders.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, modifications and amendments to each Loan Document may be made with the consent of the Administrative Agent and each Group Member that is a party thereto, but without the consent of any Lender as provided in Section 2.4(b) or otherwise, to the extent necessary to integrate any Incremental Loan on substantially identical terms as the existing Loans.
          11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	American Real Estate Holdings Limited Partnership
767 Fifth Avenue, 47th Floor
New York, NY 10153
Phone:
Fax:
Attention: Chief Financial Officer

with a copy to:	DLA Piper Rudnick Gray Cary US LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Phone:(212) 335-4830
Fax: (212) 884-8530
Attention: James T. Seery

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, NY 10167
Telecopy: (212) 272-0219
Telephone: (212) 272-9184
Attention: Bryan J. Carter, Jr.

The Issuing Lender:	HSBC BANK USA N.A.
452 Fifth Avenue
New York, NY 10018
Telecopy: (212) 525-6905
Telephone: (212) 525-6384
Attention: Mitchell Barnett — Vice President

with a copy to:	HSBC BANK USA N.A.
452 Fifth Avenue
New York, NY 10018
Telecopy: (212) 382-5984
Telephone: (212) 525-6641
Attention: Robert Rosenberg — Associate General Counsel
provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5. Payment of Expenses and Taxes. Each of the Borrowers agrees:
          (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate;
          (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, in each case, after the occurrence and during the continuance of an Event of Default, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent;
          (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and
          (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”)

harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons, (ii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by any Group Member to the Administrative Agent or its affiliates and (iii) the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrowers as set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
If any action, suit, proceeding or investigation is commenced, with respect to an Indemnified Liability, the Indemnitee shall notify the Borrowers with reasonable promptness, provided, however, that any failure by an Indemnitee to so notify the Borrowers shall not relieve the Borrowers from their obligations hereunder. The Indemnitees shall have the right to retain counsel of their choice to represent it, and the Borrowers shall pay the reasonable fees, expenses and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Borrowers and any counsel designated by the Borrowers. The Borrowers shall be liable for any settlement of any claim against an Indemnitee made with the Borrowers written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the Indemnitees, the Borrowers shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof, unless such settlement includes an explicit and unconditional release from the party bringing such claim against the Indemnitee and does not admit any wrong doing on the part of such Indemnitee.
In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Borrowers, on the one hand, and the Indemnitee, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which such Indemnitee may be subject in accordance with the relative benefits received by the Borrowers, on the one hand, and such Indemnitee, on the other hand, and also the relative fault of the Borrowers, on the one hand, and such Indemnitee, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.
          11.6. Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any such attempted assignment or transfer in violation of the provisions of this Section 11.6 shall be null and void).
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a pro rata portion of its Commitment, Reimbursement Obligations and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
               (A) AREP, provided that no consent of AREP shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 8(a) or 8(f) has occurred and is continuing, any other Person; and
               (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.
          (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, Reimbursement Obligations or Loans, the amount of the Commitments, Reimbursement Obligations or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default under Sections 8(a) or 8(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
               (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Lead Arranger shall not be required to pay any such fee;
               (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;
               (D) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO; and
               (E) each of the Lenders hereunder shall have expressly consented in writing to any assignment or transfer of the Loans to any Related Party or any Affiliate thereof.
     Anything contained herein to the contrary notwithstanding, neither the payment of any fees shall nor the consent of any Person shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, Reimbursement Obligations and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, and shall not provide that such Lender shall withhold its agreement with or consent to any such amendment, modification or waiver or any such enforcement action without the consent of such Participant; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 or 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(d). Anything contained herein to the contrary notwithstanding, no Lender may sell or otherwise transfer a participation in any portion of such Lender’s rights or obligations hereunder to a Related Party or to an Affiliate of any Related Party, and any such attempted sale or other transfer of any such participation in violation of the provisions of this Agreement shall be null and void.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          11.7. Adjustments; Set-off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
          11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Group Members, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
           11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THE COLLATERAL DOCUMENTS).
          11.12. Submission To Jurisdiction: Waivers. Each Group Member hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Group Member at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13. Acknowledgments. Each Group Member hereby acknowledges that:
     (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (ii) no Agent or Lender has any fiduciary relationship with or duty to any Group Member arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Group Members, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Group Members and the Lenders.
          11.14. Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take, and the Administrative Agent and the Collateral Agent shall take, any action requested by a Group Member having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or Section 6.9, or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens securing the Obligations created by the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Group Members and the Administrative Agent (or the Collateral Agent on its behalf) under the Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

          (c) The covenants hereunder shall apply to the Group Members and not apply or restrict any Subsidiary of any Group Member that is not a Group Member.
          (d) Upon the removal of a Subsidiary as an AREH Subsidiary Guarantor in accordance with Section 6.9(e) or a Disposition of Property by any AREH Subsidiary Guarantor not prohibited by Section 7.5, the applicable Collateral shall be released from the Liens securing the Obligations created by the Collateral Documents and all Obligations (other than those expressly stated to survive such termination) of the former AREH Subsidiary Guarantor or AREH Subsidiary Guarantor, as applicable, under the Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member pursuant to this Agreement that is designated by such Group Member as confidential and shall not use any such information for any purpose other than in connection with this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
           11.16. WAIVERS OF JURY TRIAL. EACH GROUP MEMBER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17. Additional Guarantors. Each Subsidiary of the Borrowers that is designated as an AREH Subsidiary Guarantor pursuant to Section 6.9 or is required to become a party to this Agreement pursuant to Section 6.10 of this Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Guarantor Addendum in the form of Exhibit K hereto.
     11.18. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporate, manager (or managing member) direct or indirect member, partner or stockholder of American Property Investors, Inc. shall have any liability for any Obligations of any Group Member or in connection with any certificates or other document delivered by such director, officer, employee, incorporator, manager (or managing member) direct or indirect member, partner or stockholder of American Property Investors, Inc. pursuant to the Loan Documents. Each Lender hereby waives and releases American Property Investors, Inc. from all such liability.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMERICAN REAL ESTATE PARTNERS, L.P., a Delaware limited partnership, as Borrower
By: American Property Investors, Inc., General Partner

By:	/s/ Jon F. Weber
Jon F. Weber
President

AMERICAN REAL ESTATE FINANCE CORP., a Delaware corporation, as Borrower

By:	/s/ Jon F. Weber

Jon F. Weber
President

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership, as Guarantor,
By: American Property Investors, Inc., General Partner

By:	/s/ Jon F. Weber Jon F. Weber
President
[Credit Agreement]

AREP HOME FASHION HOLDINGS LLC
AMERICAN CASINO & ENTERTAINMENT LLC
AREP NEW JERSEY LAND HOLDINGS LLC
AREP OIL & GAS HOLDINGS LLC
AREP REAL ESTATE HOLDINGS LLC, each as a Guarantor
By: American Real Estate Holdings Limited Partnership, a Delaware limited partnership, Sole Member
By: American Property Investors, Inc., a Delaware corporation, General Partner

By:	/s/ Jon F. Weber

Jon F. Weber
President
[Credit Agreement]

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner
By:	/s/ Keith C. Barnish
	Name:	Keith C. Barnish
	Title:	Senior Managing director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender
By:	/s/ Keith C. Barnish
	Name:	Keith C. Barnish
	Title:	Executive Vice President

CREDIT AGREEMENT

CITIBANK NORTH AMERICA, INC., as a Lender
By:	/s/
Name:
Title:

JEFFERIES & COMPANY, INC., as a Lender
By:	/s/
Name:
Title:

HSBC BANK USA N.A ., as a Lender
By:	/s/
Name:
Title:

COMERICA BANK, as a Lender
By:	/s/
Name:
Title:

NORTH FORK BUSINESS CAPITAL CORPORATION, as a Lender
By:	/s/
Name:
Title:

Signature Page to Credit Agreement